92083-P3 11/25

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286855

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

SUPPLEMENT DATED NOVEMBER 20, 2025 TO

THE PROSPECTUS DATED APRIL 30, 2025

Effective as of the date of this supplement, the following amends, supplements, or modifies certain information contained in the Prospectus of Clarion Partners Real Estate Income Fund Inc. (the “Fund”) dated April 30, 2025 (the “Prospectus”).

Board Approves Conversion to Interval Fund

On November 20, 2025, the Fund’s Board of Directors approved the Fund’s undertaking of certain actions necessary for the Fund to operate as an “interval fund” in reliance on Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), including, but not limited to, (i) the adoption of a fundamental policy to make quarterly repurchase offers pursuant to Rule 23c-3(b)(2)(i) under the 1940 Act, and (ii) authorization to prepare and file a post-effective amendment to the Fund’s registration statement on Form N-2 (the “Amendment”) to include, among other things, disclosure related to the Fund’s operation as an interval fund. Once the Amendment becomes effective, the Fund will begin to operate as an interval fund (the “Interval Fund Conversion”). The Fund will continue to offer its shares on a continuous basis at their net asset value per share prior to and following the Interval Fund Conversion.